Exhibit 99.1

Innovative Technology Industry Veteran Robert Brinson Appointed as CEO of Smart Online

Durham, NC (PRWEB) September 17, 2012 - Smart Online, Inc., a Durham based mobile technology solutions provider announced today that Mr. Dror Zoreff resigned as Interim Chief Executive Officer and that Mr. Robert M. Brinson, Jr., has been appointed as Chief Executive Officer.

Three and a half years after his appointment as Chairman and Interim CEO, Mr. Dror Zoreff announced his resignation from the position of Interim CEO effective immediately and as Chairman effective November 1st, 2012. Mr. Zoreff advised the Board that he was asked and agreed to join a national entrepreneurial consortium effective as of the same date. Mr. Zoreff will continue to serve on the company’s Board as a director and chair the Board’s Governance committee. The Board of Directors accepted Mr. Zoreff’s resignation and decided not to elect a new Chairman to replace him. The Board resolved to hire Mr. Rob Brinson to serve as the Company’s CEO.

Mr. Zoreff stated: “Just short of three years ago, with the departure of the company’s former CEO, I agreed to assume, for a short period of time, an additional responsibility, as the Interim CEO, until such a time that a new CEO could be appointed. It took longer than we all expected but such a time has finally arrived. Now, with the possibility of appointment of my dear friend and colleague, the distinguished and extremely talented Mr. Rob Brinson, as the Company’s CEO, I hereby submit my resignation from this most challenging position with immediate effect. One year ago I asked Rob to join the Board and help me transform Smart Online to become a leading mobile solutions provider. Rob is the right man to take the Company forward and successfully meet all challenges ahead. I am leaving him with the best team possible; under his leadership anything becomes possible.

For over 25 years, Mr. Brinson, as a Principal and consultant of Entre-Strat Consulting, LLC, has excelled as a leader, parallel entrepreneur and executive in businesses centered on the development and commercialization of innovative and advanced technologies. His experience ranges from start-up companies to well-established enterprises in the areas of healthcare, science, national defense & intelligence and consumer solutions. Mr. Brinson has been integrally involved in national and industry standards organizations, working groups, committees and taskforces focusing on initiatives within his areas of expertise.  Additionally, with his involvement with other innovative organizations, Mr. Brinson has accumulated considerable experience in the intellectual property processes of concept expansion, due diligence, protection and commercialization.

Entre-Strat provides business, technology and executive consulting services to commercial entities of all sizes, government entities and academia.  Entre-Strat’s successes result from the strong expertise and experience of its consultants and its broad and deep personal and professional networks that reach into business, technology, law, healthcare, national defense & intelligence, finance, communications and education.

“Like I have said many times in the past, I believe that Smart Online has a novel and dynamic solution that meets the ever changing needs of the mobile industry and I am honored to lead and be a part of this innovative environment”, said Mr. Brinson. “I believe that successful companies are grown by empowering a talented team founded in integrity and dedication, who strive for effective, efficient, leading edge performance and am looking forward to working with just such a team.” added Mr. Brinson.

About Smart Online®: Smart Online, Inc. (OTCBB: SOLN) is a Durham, NC based mobile technology solutions provider. Our ‘SmartOn Mobile’ platform provides seamless and secure integration across the top mobile and tablet devices and operating systems. Our technical prowess stems from our innovative & holistic approach to mobile. We specialize in facilitating mobile strategy, storyboarding, designing and developing solutions, and providing organizations with solution management capabilities through our Mobile Management Center. We work with diverse organizations, including a large number of nonprofit and enterprise clients, who want to enhance their brand presence and increase their user base, through mobile. Our deep understanding of both the nonprofit and enterprise spaces combined with our marketing expertise provides our customers with the perfect mobile solution, every time. For more information visit http://www.smartonline.com, which website is not a part of this press release.